Exhibit 23.2

November 17, 2014

CONSENT OF MHA PETROLEUM CONSULTANTS LLC

INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to MHA Petroleum Consultants, LLC, to the inclusion of our estimates of reserves contained in our report and to the entitled "Reserves and Economic Evaluation of Adena, Amherst, NE Colorado, Nebraska, Kansas and Texas, Prepared for EnerJex Resources, Inc., Effective January 1, 2014," and to the specific references to MHA Petroleum Consultants, LLC as independent petroleum engineering firm incorporated by reference in this Registration Statement on Form S-3.

MHA Petroleum Consultants LLC

By:	/s/ Leslie S. O'Connor
Leslie S. O’Connor
Managing Partner

730 17th Street, Suite 410	Denver, Colorado 80202- 3510 U.S.A.	Telephone: 303-277-0270	Fax: 303-277-0267